Exhibit 10.1

Execution Version

SECURITIES PURCHASE AGREEMENT

This Securities Purchase Agreement (this “Agreement”) is made and entered into as of December 21, 2023 (the “Effective Date”) by and among KALA BIO, Inc. (formerly Kala Pharmaceuticals, Inc.), a Delaware corporation (the “Company”), and the purchasers listed on the signature pages hereto (each a “Purchaser” and together the “Purchasers”). Certain terms used and not otherwise defined in the text of this Agreement are defined in Section 11 hereof.

RECITALS

WHEREAS, the Company and the Purchasers are executing and delivering this Agreement in reliance upon the exemption from securities registration afforded by Section 4(a)(2) of the Securities Act of 1933, as amended (the “1933 Act”), and/or Rule 506 of Regulation D promulgated by the United States Securities and Exchange Commission (the “Commission”) under the 1933 Act; and

WHEREAS, the Company desires to sell to the Purchasers, and the Purchasers desire to purchase from the Company, shares of Series F Convertible Non-Redeemable Preferred Stock, par value $0.001 per share (the “Series F Preferred Stock”), having the relative rights, preferences, limitations and powers set forth in the Certificate of Designations, Preferences and Rights of Series F Convertible Non-Redeemable Preferred Stock of KALA BIO, Inc. in the form attached hereto as Exhibit A (the “Certificate of Designations”), in accordance with the terms and provisions of this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties and covenants herein contained, the parties hereto hereby agree as follows:

SECTION 1. Authorization of Securities.

1.01            The Company has authorized the sale and issuance of shares of Series F Preferred Stock on the terms and subject to the conditions set forth in this Agreement. The shares of Series F Preferred Stock sold hereunder at the Closing (as defined below) shall be referred to as the “Securities.”

SECTION 2. Sale and Purchase of the Securities.

2.01            Upon the terms and subject to the conditions herein contained, the Company agrees to sell to each Purchaser, and each Purchaser agrees to purchase from the Company, that number of shares of Series F Preferred Stock set forth opposite such Purchaser’s name on the Schedule of Purchasers for the purchase price to be paid by each Purchaser set forth opposite such Purchaser’s name on the Schedule of Purchasers, for aggregate gross proceeds of $1,999,824.00, each share of Series F Preferred Stock being issued and sold for a purchase price of $683.00 per share.

2.02            At or prior to the Closing, each Purchaser will pay the applicable purchase price set forth opposite such Purchaser’s name on the Schedule of Purchasers by wire transfer of immediately available funds in accordance with wire instructions provided by the Company to the Purchasers prior to the Closing.

2.03            If any Purchaser fails to purchase all of the Securities set forth opposite such Purchaser’s name on the Schedule of Purchasers at the Closing (such Purchaser, a “Failing Purchaser”), then, effective immediately upon the Closing, such Failing Purchaser’s rights under Section 6.06 shall terminate and be of no further effect.

SECTION 3. Closing.

3.01            Subject to the satisfaction of the closing conditions set forth in Section 7, the closing with respect to the transactions contemplated in Section 2.01 hereof (the “Closing”), shall take place remotely via exchange of executed documents and funds on the third Business Day (as defined below) after the date hereof (the “Closing Date”), or at such other time and place as the Company may designate by notice to the Purchasers.

SECTION 4. Representations and Warranties of the Purchasers. Each Purchaser, severally and not jointly, represents and warrants to the Company that the statements contained in this Section 4 are true and correct as of the Effective Date, and will be true and correct as of the Closing Date:

4.01            Validity. The execution, delivery and performance of this Agreement and the consummation by the Purchaser of the transactions contemplated hereby have been duly authorized by all necessary corporate, partnership, limited liability or similar actions, as applicable, on the part of such Purchaser. This Agreement has been duly executed and delivered by the Purchaser and constitutes a valid and binding obligation of the Purchaser, enforceable against it in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, and any other laws of general application affecting enforcement of creditors’ rights generally, and as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

4.02            Brokers. There is no broker, investment banker, financial advisor, finder or other person which has been retained by or is authorized to act on behalf of the Purchaser who might be entitled to any fee or commission for which the Company will be liable in connection with the execution of this Agreement and the consummation of the transactions contemplated hereby.

4.03            Investment Representations and Warranties. The Purchaser understands and agrees that the offering and sale of the Securities has not been registered under the 1933 Act or any applicable state securities laws and is being made in reliance upon federal and state exemptions for transactions not involving a public offering which depend upon, among other things, the bona fide nature of the investment intent and the accuracy of the Purchaser’s representations as expressed herein.

4.04            Acquisition for Own Account; No Control Intent. The Purchaser is acquiring the Securities for its own account for investment and not with a view towards distribution in a manner which would violate the 1933 Act or any applicable state or other securities laws. The Purchaser is not party to any agreement providing for or contemplating the distribution of any of the Securities. The Purchaser has no present intent to effect a “change of control” of the Company as such term is understood under the rules promulgated pursuant to Section 13(d) of the 1934 Act (as defined below).

4.05            No General Solicitation. The Purchaser is not purchasing the Securities as a result of any advertisement, article, notice or other communication regarding the Securities published in any newspaper, magazine or similar media or broadcast over television, radio or the internet or presented at any seminar or any other general solicitation or general advertisement. The purchase of the Securities has not been solicited by or through anyone other than the Company.

4.06            Ability to Protect Its Own Interests and Bear Economic Risks. The Purchaser has the capacity to protect its own interests in connection with the transactions contemplated by this Agreement and is capable of evaluating the merits and risks of the investment in the Securities. The Purchaser is able to bear the economic risk of an investment in the Securities and is able to sustain a loss of all of its investment in the Securities without economic hardship, if such a loss should occur. Such Purchaser further acknowledges that there is no trading market for the Series F Preferred Stock.

4.07            Accredited Investor; No Bad Actor. The Purchaser is an “accredited investor” as that term is defined in Rule 501(a) under the 1933 Act. Such Purchaser has not taken any of the actions set forth in, and is not subject to, the disqualification provisions of Rule 506(d)(1) of the 1933 Act.

4.08            Access to Information. The Purchaser has been given access to Company documents, records, and other information, and has had adequate opportunity to ask questions of, and receive answers from, the Company’s officers, employees, agents, accountants and representatives concerning the Company’s business, operations, financial condition, assets, liabilities and all other matters relevant to its investment in the Securities. The Purchaser understands that an investment in the Securities bears significant risk and represents that it has reviewed the SEC Reports (as defined below), which serve to qualify certain of the Company representations set forth below.

4.09            Restricted Securities. The Purchaser understands that the Securities will be characterized as “restricted securities” under the federal securities laws inasmuch as they are being acquired from the Company in a private placement under Section 4(a)(2) of the 1933 Act and that under such laws and applicable regulations such Securities may be resold without registration under the 1933 Act only in certain limited circumstances. Each Purchaser understands that the Securities, and any securities issued in respect of or exchange for the Securities, may be notated with one or more legends required by the federal securities laws or the securities laws of any state, in each case, to the extent such laws are applicable to the Securities represented by the certificate, instrument or book-entry so legended, including as provided in Section 9.01.

4.10            Short Sales. Between the time the Purchaser learned about the offering contemplated by this Agreement and the public announcement of the offering, the Purchaser has not engaged in any short sales (as defined in Rule 200 of Regulation SHO under the 1934 Act (“Short Sales”)) or similar transactions with respect to the Company’s Common Stock, par value $0.001 per share (the “Common Stock”) or any securities exchangeable or convertible for Common Stock, nor has the Purchaser, directly or indirectly, caused any person to engage in any Short Sales or similar transactions with respect to the Common Stock.

4.11            Tax Advisors. The Purchaser has had the opportunity to review with the Purchaser’s own tax advisors the federal, state and local tax consequences of its purchase of the Securities set forth opposite such Purchaser’s name on the Schedule of Purchasers, where applicable, and the transactions contemplated by this Agreement. The Purchaser is relying solely on the Purchaser’s own determination as to tax consequences or the advice of such tax advisors and not on any statements or representations of the Company or any of its agents and understands that the Purchaser (and not the Company) shall be responsible for the Purchaser’s own tax liability that may arise as a result of the transactions contemplated by this Agreement.

4.12            Beneficial Ownership. The purchase by such Purchaser of the Securities issuable to it pursuant to this Agreement will not result in such Purchaser (individually or together with any other Person (as defined below) with whom such Purchaser has identified, or will have identified, itself as part of a “group” in a public filing made with the Commission involving the Company’s securities) acquiring, or obtaining the right to acquire, beneficial ownership in excess of 19.99% of the outstanding shares of Common Stock or the voting power of the Company on a post transaction basis that assumes that the Closing shall have occurred. Such Purchaser does not presently intend to, alone or together with others, make a public filing with the Commission to disclose that it has (or that it together with such other Persons have) acquired, or obtained the right to acquire, as a result of the Closing (when added to any other securities of the Company that it or they then own or have the right to acquire), beneficial ownership in excess of 19.99% of the outstanding shares of Common Stock or the voting power of the Company on a post transaction basis that assumes that the Closing shall have occurred.

SECTION 5. Representations and Warranties by the Company. Assuming the accuracy of the representations and warranties of the Purchasers set forth in Section 4 and except as set forth in the reports, schedules, forms, statements and other documents filed by the Company with the Commission pursuant to the 1934 Act (collectively, the “SEC Reports”), which disclosures serve to qualify these representations and warranties in their entirety, the Company represents and warrants to the Purchasers that the statements contained in this Section 5 are true and correct as of the Effective Date and will be true and correct as of the Closing Date:

5.01            SEC Reports. The Company has timely filed all of the reports, schedules, forms, statements and other documents required to be filed by the Company with the Commission pursuant to the reporting requirements of the 1934 Act since January 1, 2023. The SEC Reports, at the time they were filed with the Commission, (i) complied as to form in all material respects with the requirements of the 1934 Act and the 1934 Act Regulations (as defined below) and (ii) did not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

5.02            Independent Accountants. The accountants who certified the audited consolidated financial statements of the Company included in the SEC Reports are independent public accountants as required by the 1933 Act, the 1933 Act Regulations (as defined below), the 1934 Act and the 1934 Act Regulations, and the Public Company Accounting Oversight Board.

5.03            Financial Statements; Non-GAAP Financial Measures. The consolidated financial statements included or incorporated by reference in the SEC Reports since January 1, 2023, together with the related notes, present fairly, in all material respects, the financial position of the Company and its consolidated subsidiaries at the dates indicated and the results of its operations and the changes in its cash flows of the Company and its consolidated subsidiaries for the periods specified; said financial statements have been prepared in conformity with U.S. generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved, except in the case of unaudited, interim financial statements, subject to normal year-end audit adjustments and the exclusion of certain footnotes.

5.04            No Material Adverse Change in Business. Except as otherwise stated in the SEC Reports, since the date of the most recent financial statements of the Company included or incorporated by reference in the SEC Reports, (a) there has been no material adverse change in the condition, financial or otherwise, or in the results of operations, business affairs or business prospects of the Company and its subsidiaries considered as one enterprise, whether or not arising in the ordinary course of business (a “Material Adverse Effect”), (b) there have been no transactions entered into by the Company or any of its subsidiaries, other than those in the ordinary course of business except as contemplated in this Agreement, which are material with respect to the Company and it subsidiaries considered as one enterprise and (c) there has been no dividend or distribution of any kind declared, paid or made by the Company on any class of its capital stock.

5.05            Good Standing of the Company. The Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Delaware and has corporate power and authority to own, lease and operate its properties and to conduct its business as disclosed in the SEC Reports and to enter into and perform its obligations under this Agreement, except where the failure to be so qualified or in good standing or have such power or authority would not result in a Material Adverse Effect; and the Company is duly qualified as a foreign corporation to transact business and is in good standing in each other jurisdiction in which such qualification is required, whether by reason of the ownership or leasing of property or the conduct of business, except where the failure so to qualify or to be in good standing would not result in a Material Adverse Effect.

5.06            Good Standing of Subsidiaries. Each subsidiary of the Company has been duly incorporated or organized and is validly existing in good standing under the laws of the jurisdiction of its incorporation or organization, has corporate or similar power and authority to own, lease and operate its properties and to conduct its business as described in the SEC Reports and is duly qualified to transact business and is in good standing in each jurisdiction in which such qualification is required, whether by reason of the ownership or leasing of property or the conduct of business, except where the failure to so qualify or to be in good standing would not result in a Material Adverse Effect. All of the issued and outstanding capital stock of each subsidiary of the Company has been duly authorized and validly issued, is fully paid and non-assessable and is owned by the Company, directly or through subsidiaries, free and clear of any security interest, mortgage, pledge, lien, encumbrance, claim or equity. None of the outstanding shares of capital stock of any subsidiary of the Company were issued in violation of the preemptive or similar rights of any securityholder of such subsidiary.

5.07            Capitalization. The outstanding shares of capital stock of the Company have been duly authorized and validly issued and are fully paid and non-assessable. None of the outstanding shares of capital stock of the Company were issued in violation of the preemptive or other similar rights of any securityholder of the Company which have not been waived.

5.08            Validity. This Agreement has been duly authorized, executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable against it in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, and any other laws of general application affecting enforcement of creditors’ rights generally, and as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

5.09            Authorization and Description of Securities. Upon the filing of the Certificate of Designations with the Secretary of State of the State of Delaware, the Series F Preferred Stock will have been duly and validly authorized and, when issued and paid for pursuant to this Agreement, will be validly issued, fully paid and nonassessable, and shall be free and clear of all encumbrances and restrictions, except for restrictions on transfer set forth in this Agreement or imposed by applicable securities laws, and shall not be subject to preemptive or similar rights of stockholders. Upon the due conversion of the Series F Preferred Stock, the applicable Conversion Shares (as defined below) will be validly issued, fully paid and non-assessable free and clear of all encumbrances and restrictions, except for restrictions on transfer set forth in this Agreement or imposed by applicable securities laws, and shall not be subject to preemptive or similar rights of stockholders.

5.10            Absence of Violations, Defaults and Conflicts. Neither the Company nor any of its subsidiaries is (A) in violation of its charter, bylaws or similar organizational document, except, in the case of the Company’s subsidiaries, for such violations that would not, singly or in the aggregate, result in a Material Adverse Effect, (B) in default in the performance or observance of any obligation, agreement, covenant or condition contained in any contract, indenture, mortgage, deed of trust, loan or credit agreement, note, lease or other agreement or instrument to which the Company or any of its subsidiaries is a party or by which it or any of them may be bound or to which any of the properties or assets of the Company or any subsidiary is subject (collectively, “Agreements and Instruments”), except for such defaults that would not, singly or in the aggregate, result in a Material Adverse Effect, or (C) in violation of any law, statute, rule, regulation, judgment, order, writ or decree of any arbitrator, court, governmental body, regulatory body, administrative agency or other authority, body or agency having jurisdiction over the Company or any of its subsidiaries or any of their respective properties, assets or operations (each, a “Governmental Entity”), except for such violations that would not, singly or in the aggregate, result in a Material Adverse Effect. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein (including the issuance and sale of the Securities and the Conversion Shares) and compliance by the Company with its obligations hereunder do not and will not, whether with or without the giving of notice or passage of time or both, conflict with or constitute a breach of, or default or Repayment Event (as defined below) under, or result in the creation or imposition of any lien, charge or encumbrance upon any properties or assets of the Company or any subsidiary pursuant to, the Agreements and Instruments (except for such conflicts, breaches, defaults or Repayment Events or liens, charges or encumbrances that would not, singly or in the aggregate, result in a Material Adverse Effect), nor will such action result in any violation of (i) the provisions of the certificate of incorporation, by-laws or similar organizational document of the Company or any of its subsidiaries or (ii) any applicable law, statute, rule, regulation, judgment, order, writ or decree of any Governmental Entity, except in the case of clause (ii) for such violations as would not, singly or in the aggregate, result in a Material Adverse Effect. As used herein, a “Repayment Event” means any event or condition which gives the holder of any note, debenture or other evidence of indebtedness (or any person acting on such holder’s behalf) the right to require the repurchase, redemption or repayment of all or a portion of such indebtedness by the Company or any of its subsidiaries.

5.11            Absence of Labor Dispute. No labor dispute with the employees of the Company or any of its subsidiaries exists or, to the knowledge of the Company, is imminent, and the Company is not aware of any existing or imminent labor disturbance by the employees of any of its or any subsidiary’s principal suppliers, manufacturers, customers or contractors, which, in either case, would result in a Material Adverse Effect.

5.12            Absence of Proceedings. There is no action, suit, proceeding, inquiry or investigation before or brought by any Governmental Entity now pending or, to the knowledge of the Company, threatened, against or affecting the Company or any of its subsidiaries, which would reasonably be expected to result in a Material Adverse Effect, or which would reasonably be expected to materially and adversely affect the consummation of the transactions contemplated in this Agreement or the performance by the Company of its obligations hereunder.

5.13            Absence of Further Requirements. No filing with, or authorization, approval, consent, license, order, registration, qualification or decree of, any Governmental Entity is necessary or required for the performance by the Company of its obligations hereunder, in connection with the offering, issuance, or sale of the Securities hereunder or the consummation of the transactions contemplated by this Agreement, except the filing of the Certificate of Designations, filings required by Nasdaq or under state securities laws, filings required pursuant to this Agreement and filings as have been already obtained.

5.14            Possession of Licenses and Permits. The Company and its subsidiaries possess such permits, licenses, approvals, consents and other authorizations (collectively, “Governmental Licenses”) issued by the appropriate Governmental Entities necessary to conduct the business now operated by them, except where the failure so to possess would not, singly or in the aggregate, result in a Material Adverse Effect. The Company and its subsidiaries are in compliance with the terms and conditions of all Governmental Licenses, except where the failure so to comply would not, singly or in the aggregate, result in a Material Adverse Effect. All of the Governmental Licenses are valid and in full force and effect, except when the invalidity of such Governmental Licenses or the failure of such Governmental Licenses to be in full force and effect would not, singly or in the aggregate, result in a Material Adverse Effect. Neither the Company nor any of its subsidiaries has received any notice of proceedings relating to the revocation or modification of any Governmental Licenses which, singly or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would result in a Material Adverse Effect.

5.15            Title to Property. The Company and its subsidiaries do not own any real property. The Company and its subsidiaries have title to all tangible personal property owned by them, in each case, free and clear of all mortgages, pledges, liens, security interests, claims, restrictions or encumbrances of any kind except such as (A) are described in the SEC Reports or (B) do not, singly or in the aggregate, materially affect the value of such property and do not materially interfere with the use made and proposed to be made of such property by the Company or any of its subsidiaries; and all of the leases and subleases material to the business of the Company and its subsidiaries, considered as one enterprise, and under which the Company or any of its subsidiaries holds properties described in the SEC Reports, are in full force and effect, and neither the Company nor any such subsidiary has any notice of any material claim of any sort that has been asserted by anyone adverse to the rights of the Company or any subsidiary under any of the leases or subleases mentioned above, or affecting or questioning the rights of the Company or such subsidiary to the continued possession of the leased or subleased premises under any such lease or sublease.

5.16            Intellectual Property. The Company and its subsidiaries own or possess the right to use all patents, patent applications, inventions, licenses, know-how (including trade secrets and other unpatented and/or unpatentable proprietary or confidential information or procedures), trademarks, service marks, trade names, domain names, copyrights, and other intellectual property, and registrations and applications for registration of any of the foregoing (collectively, “Intellectual Property”) necessary to conduct their business as presently conducted and currently contemplated to be conducted in the future as described in the SEC Reports and, to the knowledge of the Company, neither the Company nor any of its subsidiaries, whether through their respective products and services or the conduct of their respective businesses, has in any material respect infringed, misappropriated, conflicted with or otherwise violated, or is currently infringing, misappropriating, conflicting with or otherwise violating, and none of the Company or its subsidiaries have received any heretofore unresolved communication or notice of infringement of, misappropriation of, conflict with or violation of, any Intellectual Property of any other person or entity, other than as described in the SEC Reports and except as would not, singly or in the aggregate have a Material Adverse Effect. As of the Effective Date, neither the Company nor any of its subsidiaries has received any written communication or notice (in each case that has not been resolved) alleging that by conducting their business as described in the SEC Reports, such parties would infringe, misappropriate, conflict with, or violate, any of the Intellectual Property of any other person or entity, except as would not, singly or in the aggregate have a Material Adverse Effect. The Company knows of no infringement, misappropriation or violation by others of Intellectual Property owned by or licensed to the Company or its subsidiaries which would reasonably be expected to result in a Material Adverse Effect. The Company and its subsidiaries have taken reasonable steps necessary to secure their interests in such material Intellectual Property from their employees and contractors and to protect the confidentiality of all of their confidential information and trade secrets. None of the Intellectual Property employed by the Company or its subsidiaries has been obtained or is being used by the Company or its subsidiaries in violation of any contractual obligation binding on the Company or any of its subsidiaries or, to the knowledge of the Company, any of their respective officers, directors or employees, except as would not reasonably be expected, singly or in the aggregate, to have a Material Adverse Effect. Except as disclosed in the SEC Reports, all Intellectual Property owned or exclusively licensed by the Company or its subsidiaries is free and clear of all liens, encumbrances, defects or other restrictions (other than non-exclusive licenses granted in the ordinary course of business), except those that would not reasonably be expected, singly or in the aggregate, to have a Material Adverse Effect. The Company and its subsidiaries are not subject to any judgment, order, writ, injunction or decree of any court or any Governmental Entity, nor has the Company or any of its subsidiaries entered into or become a party to any agreement made in settlement of any pending or threatened litigation, which materially restricts or impairs their use of any Intellectual Property.

5.17            Company IT Systems. The Company and its subsidiaries own or have a valid right to access and use all computer systems, networks, hardware, software, databases, websites, and equipment used to process, store, maintain and operate data, information, and functions used in connection with the business of the Company and its subsidiaries (the “Company IT Systems”), except as would not, singly or in the aggregate, have a Material Adverse Effect. The Company IT Systems are adequate for, and operate and perform in all material respects as required in connection with, the operation of the business of the Company and its subsidiaries as currently conducted, except as would not, singly or in the aggregate, have a Material Adverse Effect. The Company and its subsidiaries have implemented commercially reasonable backup, security and disaster recovery technology consistent in all material respects with applicable regulatory standards and customary industry practices.

5.18            Cybersecurity. Except as would not, singly or in the aggregate, reasonably be expected to have a Material Adverse Effect, (A) there has been no security breach or other compromise of or relating to the Company IT Systems; (B) the Company has not been notified of, and has no knowledge of any event or condition that would reasonably be expected to result in, any such security breach or other compromise of the Company IT Systems; (C) the Company and its subsidiaries have implemented policies and procedures with respect to the Company IT Systems that are reasonably consistent with industry standards and practices, or as required by applicable regulatory standards; and (D) the Company and its subsidiaries are presently in material compliance with all applicable laws or statutes, judgments, orders, rules and regulations of any court or arbitrator or governmental or regulatory authority and contractual obligations relating to the privacy and security of the Company IT Systems and to the protection of the Company IT Systems from unauthorized use, access, misappropriation or modification.

5.19            Environmental Laws. Except as would not, singly or in the aggregate, result in a Material Adverse Effect, (A) neither the Company nor any of its subsidiaries is in violation of any applicable federal, state, local or foreign statute, law, rule, regulation, ordinance, code, policy or rule of common law or any judicial or administrative interpretation thereof, including any judicial or administrative order, consent, decree or judgment, relating to pollution or protection of human health, the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata) or wildlife, including, without limitation, laws and regulations relating to the release or threatened release of chemicals, pollutants, contaminants, wastes, toxic substances, hazardous substances, petroleum or petroleum products, asbestos-containing materials or mold (collectively, “Hazardous Materials”) or to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials (collectively, “Environmental Laws”), (B) the Company and its subsidiaries have all permits, authorizations and approvals required for their operations under any applicable Environmental Laws and are each in compliance with their requirements, (C) there are no pending or, to the knowledge of the Company, threatened administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of noncompliance or violation, investigations or proceedings relating to any Environmental Law against the Company or any of its subsidiaries and (D) to the knowledge of the Company, there are no events or circumstances existing as of the date hereof that would reasonably be expected to form the basis of an order for clean-up or remediation, or an action, suit or proceeding by any private party or Governmental Entity, against or affecting the Company or any of its subsidiaries relating to Hazardous Materials or any Environmental Laws.

5.20            Accounting Controls and Disclosure Controls. The Company and its subsidiaries have established systems of “internal control over financial reporting” (as defined under Rule 13a-15 and 15d-15 under the 1934 Act Regulations) sufficient to provide reasonable assurances that (A) transactions are executed in accordance with management’s general or specific authorization; (B) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets; (C) access to assets is permitted only in accordance with management’s general or specific authorization; and (D) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Since the end of the Company’s most recent audited fiscal year, there has been (1) no material weakness in the Company’s internal control over financial reporting (whether or not remediated) and (2) no change in the Company’s internal control over financial reporting that has materially adversely affected, or is reasonably likely to materially adversely affect, the Company’s internal control over financial reporting.

5.21            Compliance with the Sarbanes-Oxley Act. The Company is in compliance in all material respects with all provisions of the Sarbanes-Oxley Act of 2002 and all rules and regulations promulgated thereunder or implementing the provisions thereof that are in effect and with which the Company is required to comply.

5.22            Payment of Taxes. The Company and its subsidiaries have filed all United States federal income tax returns required by law to be filed (taking into account any timely requested extensions thereof) through the Effective Date and all other material state, local and foreign tax returns required by law to be filed (taking into account any timely requested extensions thereof) through the Effective Date. The Company has paid all federal, state, local and foreign taxes due, except for taxes being contested in good faith and for which adequate reserves have been taken, and except as would not, singly or in the aggregate, result in a Material Adverse Effect. Except as otherwise disclosed in the SEC Reports, there is no tax deficiency that has been, or would reasonably be expected to be, asserted against the Company or any of its subsidiaries or any of its respective properties or assets, in each case, except as would not have a Material Adverse Effect.

5.23            ERISA. (i) Each employee benefit plan, within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), for which the Company or any member of its “Controlled Group” (defined as any organization which is a member of a controlled group of corporations within the meaning of Section 414 of the Code) would have any liability (each, a “Plan”) has been maintained in compliance with its terms and the requirements of any applicable statutes, orders, rules and regulations, including but not limited to ERISA and the Internal Revenue Code of 1986, as amended (the “Code”), except for noncompliance that would not reasonably be expected to result in material liability to the Company; (ii) no prohibited transaction, within the meaning of Section 406 of ERISA or Section 4975 of the Code, has occurred with respect to any Plan excluding transactions effected pursuant to a statutory or administrative exemption that would reasonably be expected to result in a material liability to the Company; (iii) for each Plan that is subject to the funding rules of Section 412 of the Code or Section 302 of ERISA, the minimum funding standard of Section 412 of the Code or Section 302 of ERISA, as applicable, has been satisfied (without taking into account any waiver thereof or extension of any amortization period) and is reasonably expected to be satisfied in the future (without taking into account any waiver thereof or extension of any amortization period); (iv) the fair market value of the assets of each Plan that is required to be funded exceeds the present value of all benefits accrued under such Plan (determined based on those assumptions used to fund such Plan); (v) no “reportable event” (within the meaning of Section 4043(c) of ERISA) has occurred or is reasonably expected to occur that either has resulted, or would reasonably be expected to result, in material liability to the Company; (vi) neither the Company nor any member of the Controlled Group has incurred, nor reasonably expects to incur, any liability under Title IV of ERISA (other than contributions to the Plan or premiums to the Pension Benefit Guaranty Corporation (“PBGC”), in the ordinary course and without default) in respect of a Plan (including a “multiemployer plan”, within the meaning of Section 4001(a)(3) of ERISA); and (vii) there is no pending audit or investigation by the Internal Revenue Service, the U.S. Department of Labor, the PBGC or any other governmental agency or any foreign regulatory agency with respect to any Plan that would reasonably be expected to result in material liability to the Company. None of the following events has occurred or is reasonably likely to occur: (x) a material increase in the aggregate amount of contributions required to be made to all Plans by the Company in the current fiscal year of the Company compared to the amount of such contributions made in the Company’s most recently completed fiscal year; other than an increase solely attributable to (A) an increase in the number of employees covered by such Plans or (B) an increase arising from the renewal in the ordinary course of business of contracts with vendors, insurers, plan administrators or other similar service providers under which the benefits of such Plans are provided; or (y) a material increase in the Company’s “accumulated post-retirement benefit obligations” (within the meaning of Statement of Financial Accounting Standards 106) compared to the amount of such obligations in the Company’s most recently completed fiscal year.

5.24            Insurance. The Company and the subsidiaries carry or are entitled to the benefits of insurance, with what the Company reasonably believes to be financially sound and reputable insurers, in such amounts and covering such risks as is adequate for the conduct of their respective businesses and the value of their respective properties and assets, and all such insurance is in full force and effect. The Company has no reason to believe that it or any of the subsidiaries will not be able (A) to renew its existing insurance coverage as and when such policies expire or (B) to obtain comparable coverage from similar institutions as may be necessary or appropriate to conduct its business as now conducted and at a cost that would not result in a Material Adverse Effect.

5.25            Investment Company Act. The Company is not and, immediately after giving effect to the issuance and sale of the Securities, will not be required, to register as an “investment company” under the Investment Company Act of 1940, as amended.

5.26            No Unlawful Payments. Neither the Company nor any of its subsidiaries nor, to the knowledge of the Company, any director, officer, employee, agent, affiliate or other person acting on behalf of the Company or any of its subsidiaries has (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity; (ii) made or taken an act in furtherance of an offer, promise or authorization of any direct or indirect unlawful payment or benefit to any foreign or domestic government official or employee, including of any government-owned or controlled entity or of a public international organization, or any person acting in an official capacity for or on behalf of any of the foregoing, or any political party or party official or candidate for political office; (iii) violated or is in violation of any provision of the Foreign Corrupt Practices Act of 1977, as amended, or any applicable law or regulation implementing the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, or committed an offence under the Bribery Act 2010 of the United Kingdom or any other applicable anti-bribery or anti-corruption law; or (iv) made, offered, agreed, requested or taken an act in furtherance of any unlawful bribe or other unlawful benefit, including, without limitation, any unlawful rebate, payoff, influence payment, kickback or other unlawful or improper payment or benefit. The Company and its subsidiaries have instituted, maintain and enforce, and will continue to maintain and enforce policies and procedures designed to promote and ensure compliance with all applicable anti-bribery and anti-corruption laws.

5.27            Compliance with Anti-Money Laundering Laws. The operations of the Company and its subsidiaries are and have been conducted at all times in compliance in all material respects with applicable financial recordkeeping and reporting requirements, including those of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the money laundering statutes of all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules or regulations issued, administered or enforced by any Governmental Entity (collectively, the “Anti-Money Laundering Laws”) and no action, suit or proceeding by or before any Governmental Entity involving the Company or any of its subsidiaries with respect to the Anti-Money Laundering Laws is pending or, to the knowledge of the Company, threatened.

5.28            No Conflicts with Sanctions Laws. Neither the Company nor any of its subsidiaries nor, to the knowledge of the Company, any director, officer, employee, agent, affiliate or other person acting on behalf of the Company or any of its subsidiaries is currently the subject or the target of any sanctions administered or enforced by the U.S. government, (including, without limitation, the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State and including, without limitation, the designation as a “specially designated national” or “blocked person”), the United Nations Security Council, the European Union or Her Majesty’s Treasury (collectively, “Sanctions”), nor is the Company or any of its subsidiaries located, organized or resident in a country or territory that is the subject of Sanctions; and the Company will not knowingly directly or indirectly use the proceeds of the sale of the Securities, or lend, contribute or otherwise make available such proceeds to any subsidiaries, joint venture partners or other Person (as defined below), to fund any activities of or the business with any Person, or in any country or territory, that, at the time of such funding, is the subject of Sanctions or in any other manner that will result in violation by any Person of Sanctions.

5.29            Regulatory Matters. Except as described in the SEC Reports, the Company and its subsidiaries (i) are, and at all times has been, in compliance with all statutes, rules and regulations of the U.S. Food and Drug Administration (the “FDA”) and other comparable federal, state, local or foreign governmental and regulatory authorities (collectively the “Regulatory Authorities”) applicable to the ownership, testing, development, manufacture, packaging, processing, use, distribution, storage, import, export or disposal of any product manufactured or distributed by the Company (“Applicable Laws”), except where such noncompliance would not, singly or in the aggregate, have a Material Adverse Effect; and (ii) have not received any FDA Form 483, written notice of adverse finding, warning letter, untitled letter or other correspondence or written notice from any court or arbitrator or Regulatory Authority alleging or asserting non-compliance with (x) any Applicable Laws or (y) any licenses, exemptions, certificates, approvals, clearances, authorizations, permits and supplements or amendments thereto required by any such Applicable Laws (the “Authorizations”). Neither the Company nor any of its subsidiaries has failed to file with the Regulatory Authorities any required filing, declaration, listing, registration, report or submission with respect to the Company’s product candidates that are described or referred to in the SEC Reports, except where such failure to file would not, singly or in the aggregate, have a Material Adverse Effect; all such filings, declarations, listings, registrations, reports or submissions were in material compliance with applicable laws when filed; and no material deficiencies regarding compliance with applicable law have been asserted by any applicable Regulatory Authority with respect to any such filings, declarations, listings, registrations, reports or submissions.

5.30            Research, Studies and Tests. The research, nonclinical and clinical studies and tests conducted by, or to the knowledge of the Company, or on behalf of the Company and its subsidiaries have been and, if still pending, are being conducted with reasonable care and in all material respects in accordance with experimental protocols, procedures and controls pursuant to all Applicable Laws and Authorizations; the descriptions of the results of such research, nonclinical and clinical studies and tests contained in the SEC Reports are accurate in all material respects and fairly present the data derived from such research, nonclinical and clinical studies and tests; the Company is not aware of any research, nonclinical or clinical studies or tests, the results of which the Company believes reasonably call into question the research, nonclinical or clinical study or test results described or referred to in the SEC Reports when viewed in the context in which such results are described; and neither the Company nor, to the knowledge of the Company, any of its subsidiaries has received any notices or correspondence from any Governmental Entity that will require the termination, suspension or material modification of any research, nonclinical or clinical study or test conducted by or on behalf of the Company or its subsidiaries, as applicable.

5.31            Private Placement. Neither the Company nor its subsidiaries, nor any person acting on its or their behalf, has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security under any circumstances that would require registration under the 1933 Act of the Securities being sold pursuant to this Agreement. Assuming the accuracy of the representations and warranties of the Purchasers contained in Section 4 hereof, the issuance of the Securities, including the issuance of the Conversion Shares, is exempt from registration under the 1933 Act.

5.32            Registration Rights. Except as required by that certain Third Amended and Restated Registration Rights Agreement, dated April 6, 2016, by and among the Company and the parties thereto and that certain Registration Rights Agreement, dated March 2, 2023, by and among the Company and the parties thereto (the “Baker Registration Rights Agreement”), the Company is presently not under any obligation, and has not granted any rights, to register under the 1933 Act any of the Company’s presently outstanding securities or any of its securities that may hereafter be issued that have not expired or been satisfied.

SECTION 6. Covenants.

6.01            Reasonable Best Efforts. Each party shall use its reasonable best efforts to timely satisfy each of the conditions to be satisfied by it as provided in Section 7 of this Agreement.

6.02            Disclosure of Transactions and Other Material Information. Within the applicable period of time required by the 1934 Act, the Company shall file a Current Report on Form 8-K describing the terms and conditions of the transactions contemplated by this Agreement in the form required by the 1934 Act and attaching the Agreement and the Certificate of Designations as exhibits to such filing (including all attachments, the “8-K Filing”). The Company shall provide the Purchasers with a reasonable opportunity to review and provide comments on the draft of such 8-K Filing and any press release describing the terms and conditions of the transactions contemplated by this Agreement.

6.03            Expenses. The Company and each Purchaser is liable for, and will pay, its own expenses incurred in connection with the negotiation, preparation, execution and delivery of this Agreement, including, without limitation, attorneys’ and consultants’ fees and expenses, except that the Company has agreed to reimburse the Purchasers in an amount of up to $100,000 for Purchasers’ reasonable legal fees at the time of the Closing.

6.04            Listing. The Company shall use its best efforts to take all steps necessary to (i) cause all of the Conversion Shares to be approved for listing on the Nasdaq Stock Market and (ii) maintain the listing of its Common Stock on the Nasdaq Stock Market.

6.05            Reservation of Common Stock. The Company has reserved, and the Company shall continue to reserve and keep available at all times, a sufficient number of shares of Common Stock for the purpose of enabling the Company to issue Conversion Shares pursuant to any conversion of the Series F Preferred Stock.

6.06            Negative Covenants. Until the earlier of (i) the date on which less than 5.0% of the shares of the Series F Preferred Stock issued pursuant to this Agreement are outstanding or (ii) the occurrence of a Change of Control (as defined below) of the Company, the Company shall not do any of the following without the prior approval of Purchasers holding a majority of the shares of Series F Preferred Stock held by all Purchasers:

(a)            issue or authorize the issuance of any equity security that is senior or pari passu to the Series F Preferred Stock with respect to liquidation preference as provided in the Certificate of Designations;

(b)            incur any additional indebtedness for borrowed money in excess of $1,000,000, in the aggregate, outside the ordinary course of business (other than (i) interest accrued on the Company’s indebtedness, including interest paid-in-kind and (ii) the refinancing of the Company’s existing term debt and any additional debt provided to the Company in connection with any such refinancing); or

(c)            pay or declare any dividend or make any distribution on, any shares of capital stock of the Company other than (i) dividends or other distributions payable on the Common Stock solely in the form of additional shares of Common Stock and (ii) repurchases of stock from former employees, officers, directors, consultants or other persons who performed services for the Company or any subsidiary in connection with the cessation of such employment or service at no greater than the original purchase price thereof;

provided that if the Company seeks approval from the Purchasers for any of the foregoing and any Purchaser does not respond to such request within five (5) Business Days or any Purchaser elects not to receive the information required to consider such requested approval, the requirement for that Purchasers’ approval shall be deemed waived by such Purchaser solely with respect to the applicable approval being sought.

SECTION 7. Conditions of Parties’ Obligations.

7.01            Conditions of the Purchasers’ Obligations at the Closing. The obligations of the Purchasers under Section 2 hereof are subject to the fulfillment, at or prior to the Closing, of all of the following conditions, any of which may be waived in whole or in part by the Purchasers holding a majority of the shares of Common Stock issued or issuable upon conversion of Series F Preferred Stock (without regard to the Beneficial Ownership Limitation) (the “Requisite Purchasers”) in their absolute discretion.

(a)            Representations and Warranties. The representations and warranties of the Company contained in this Agreement shall be true and correct on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date (except to the extent expressly made as of an earlier date in which case as of such earlier date).

(b)            Performance. The Company shall have performed and complied with all covenants, agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it on or prior to the Closing Date.

(c)            Opinion of Company Counsel. The Company shall have caused to be delivered to the Purchasers the opinion of Wilmer Cutler Pickering Hale and Dorr LLP, counsel for the Company, dated as of the Closing Date, in form and substance satisfactory to the Purchasers.

(d)            Compliance Certificate. The Chief Executive Officer of the Company shall have delivered to the Purchasers at the Closing Date a certificate certifying that the conditions specified in Sections 7.01(a) and 7.01(b) of this Agreement have been fulfilled.

(e)            Secretary’s Certificate. The Secretary of the Company shall have delivered to the Purchasers at the Closing Date a certificate certifying (i) the Certificate of Incorporation, as amended, including the Certificate of Designations, of the Company; (ii) the Bylaws of the Company; and (iii) resolutions of the Board of Directors of the Company (the “Board”) (or an authorized committee thereof) approving this Agreement and the transactions contemplated by this Agreement.

(f)            Listing Requirements. The Conversion Shares shall be listed on the Nasdaq Stock Market and the Common Stock shall not have been suspended, as of the Closing Date, by the Commission or the Nasdaq Stock Market from trading on the Nasdaq Stock Market.

(g)            Qualification under State Securities Laws. All registrations, qualifications, permits and approvals, if any, required under applicable state securities laws shall have been obtained for the lawful execution, delivery and performance of this Agreement.

7.02            Conditions of the Company’s Obligations. The obligations of the Company under Section 2 hereof are subject to the fulfillment, at or prior to the Closing, of all of the following conditions, any of which may be waived in whole or in part by the Company in its absolute discretion.

(a)            Representations and Warranties. The representations and warranties of the Purchasers contained in this Agreement shall be true and correct on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date (except to the extent expressly made as of an earlier date in which case as of such earlier date).

(b)            Performance. Each Purchaser shall have performed and complied with all covenants, agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it on or prior to the Closing Date.

SECTION 8. Registration Rights.

8.01            Under the Baker Registration Rights Agreement, the Conversion Shares shall be deemed “Registrable Securities” (as such term is defined in the Baker Registration Rights Agreement).

SECTION 9. Transfer Restrictions; Restrictive Legend.

9.01            Transfer Restrictions. The Purchasers understand that the Company may, as a condition to the transfer of any of the Securities or Conversion Shares, require that the request for transfer be accompanied by an opinion of counsel reasonably satisfactory to the Company, to the effect that the proposed transfer does not result in a violation of the 1933 Act, unless such transfer is covered by an effective registration statement or by Rule 144 (as defined below) or Rule 144A under the 1933 Act. It is understood that the book-entry shares or certificates, as the case may be, evidencing the Securities and Conversion Shares may bear substantially the following legend:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES. THE SECURITIES MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, HYPOTHECATED, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER APPLICABLE SECURITIES LAWS, OR UNLESS OFFERED, SOLD, PLEDGED, HYPOTHECATED OR TRANSFERRED PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THOSE LAWS. THE COMPANY AND ITS TRANSFER AGENT SHALL BE ENTITLED TO REQUIRE AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY AND THE TRANSFER AGENT THAT SUCH REGISTRATION IS NOT REQUIRED.”

9.02            Legend Removal. Upon request of the Purchaser, and if such legend is no longer required under the 1933 Act and applicable state securities laws, the Company shall promptly cause the legend to be removed from any certificate for any Conversion Shares in accordance with the terms of this Agreement and deliver, or cause to be delivered, to any Purchaser new certificate(s) representing such Conversion Shares that are free from all restrictive and other legends or, at the request of such Purchaser, via DWAC transfer to such Purchaser’s account. A Purchaser may request that the Company remove, and the Company agrees to authorize the removal of, any legend from the Conversion Shares, upon the earliest of (x) such time as the Conversion Shares are subject to an effective registration statement covering the resale of such Conversion Shares and (y) following the delivery by a Purchaser to the Company or the Company’s transfer agent of a legended certificate representing such Conversion Shares: (i) following any sale of such Conversion Shares pursuant to Rule 144, (ii) if such Conversion Shares are eligible for sale under Rule 144(b)(1) without the requirement for the Company to be in compliance with the current public information requirements under Rule 144(c)(1) (or any successor thereto), or (iii) following the time a legend is no longer required with respect to such Conversion Shares. Certificates for Conversion Shares free from all restrictive legends may be transmitted by the Company’s transfer agent to the Purchasers by crediting the account of the Purchaser’s prime broker with the Depository Trust Company (“DTC”) as directed by such Purchaser. If a Purchaser effects a transfer of the Conversion Shares in accordance with this Section 9.02, the Company shall permit the transfer and shall promptly instruct its transfer agent to issue one or more certificates or credit shares to the applicable balance accounts at DTC in such name and in such denominations as specified by such Purchaser to effect such transfer. Additionally, if a Purchaser effects a conversion of the Series F Preferred Stock into Conversion Shares at a time when a legend is not required with respect to the Conversion Shares, such Conversion Shares shall be issued without the restrictive legends set forth in Section 9.01. Each Purchaser hereby agrees that the removal of the restrictive legend pursuant to this Section 9.02 is predicated upon the Company’s reliance that such Purchaser will sell any such Conversion Shares pursuant to either the registration requirements of the Securities Act, including any applicable prospectus delivery requirements, or an exemption therefrom.

SECTION 10. Registration, Transfer and Substitution of Certificates for Securities.

10.01            Stock Register; Ownership of Securities. The Company will keep at its principal office, or will cause its transfer agent to keep, a register in which the Company will provide for the registration of transfers of the Securities and Conversion Shares. The Company may treat the person in whose name any of the Securities or Conversion Shares are registered on such register as the owner thereof and the Company shall not be affected by any notice to the contrary. All references in this Agreement to a “holder” of any Securities or Conversion Shares shall mean the person in whose name such shares are at the time registered on such register.

10.02            Replacement of Certificates. Upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of any certificate representing shares of Series F Preferred Stock, if any, and, in the case of any such loss, theft or destruction, upon delivery of an indemnity agreement and surety bond reasonably satisfactory to the Company or, in the case of any such mutilation, upon surrender of such certificate for cancellation at the office of the Company maintained pursuant to Section 10.01, the Company at its expense will execute and deliver, in lieu thereof, a new certificate representing such shares of Series F Preferred Stock, of like tenor.

SECTION 11. Definitions. Unless the context otherwise requires, the terms defined in this Section 11 shall have the meanings specified for all purposes of this Agreement.

“1933 Act Regulations” means the rules and regulations promulgated under the 1933 Act.

“1934 Act” means the Securities Exchange Act of 1934, as amended.

“1934 Act Regulations” means the rules and regulations promulgated under the 1934 Act.

“Affiliate” shall have the meaning ascribed to such term in Rule 12b-2 of the General Rules and Regulations under the 1934 Act.

“Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in the City of New York are authorized or required by law to remain closed.

“Beneficial Ownership Limitation” shall have the meaning ascribed to such term in the Certificate of Designations.

“Change of Control” means (i) any merger or consolidation of the Company with or into another Person, in which the Company is not the surviving entity and in which the stockholders of the Company immediately prior to such merger or consolidation do not own, directly or indirectly, at least 50% of the voting power of the surviving entity immediately after such merger or consolidation, (ii) the Company effects any sale to another Person of all or substantially all of its assets in one transaction or a series of related transactions, (iii) pursuant to any tender offer or exchange offer (whether by the Company or another Person), holders of capital stock tender shares representing more than 50% of the voting power of the capital stock of the Company and the Company or such other Person, as applicable, accepts such tender for payment or (iv) the Company consummates a stock purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with another Person whereby such other Person acquires more than the 50% of the voting power of the capital stock of the Company (except for any such transaction in which the stockholders of the Company immediately prior to such transaction maintain, in substantially the same proportions, the voting power of such Person immediately after the transaction).

“Conversion Shares” means the shares of Common Stock issuable upon conversion of the Series F Preferred Stock.

“Person” means any individual, corporation, partnership, limited liability company, trust, unincorporated association, governmental entity or other legal entity.

“Rule 144” means Rule 144 promulgated by the Commission pursuant to the 1933 Act, as such Rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the Commission having substantially the same effect as such Rule.

SECTION 12. Approvals, Waivers and Acknowledgments.

12.01            (i) Pursuant to and in accordance with Section 6.09 of the Securities Purchase Agreement, dated November 28, 2022, by and between the Company and the Purchasers (the “2022 Securities Purchase Agreement”), the undersigned Purchasers hereby consent to and approve the authorization and issuance of shares of Series F Preferred Stock under this Agreement and (ii) pursuant to and in accordance with Section 12.01 of the 2022 Securities Purchase Agreement, the undersigned Purchasers hereby waive the rights of the Purchasers under Section 6.06(a) of the 2022 Securities Purchase Agreement, including, without limitation, any rights to notice, with respect to the issuance under this Agreement of the shares of Series F Preferred Stock and any shares of Common Stock issuable upon conversion of such shares of Series F Preferred Stock. For the avoidance of doubt, the participation rights of the Purchasers set forth in Section 6.06 of the 2022 Securities Purchase Agreement shall survive the Closing.

SECTION 13. Miscellaneous.

13.01            Waivers and Amendments. Upon the approval of the Company and the written consent of the Requisite Purchasers, the obligations of the Company and the rights of the Purchasers under this Agreement may be waived (either generally or in a particular instance, either retroactively or prospectively and either for a specified period of time or indefinitely). Neither this Agreement, nor any provision hereof, may be changed, waived, discharged or terminated orally or by course of dealing, but only by an instrument in writing executed by the Company and the Purchasers.

13.02            Notices. All notices, requests, consents, and other communications under this Agreement shall be in writing and shall be deemed delivered: (a) when delivered, if delivered personally, (b) four Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid, (c) one Business Day after being sent via a reputable nationwide overnight courier service guaranteeing next Business Day delivery, or (d) when receipt is acknowledged, in the case of email, in each case to the intended recipient as set forth below, with respect to the Company, and to the addresses set forth on the Schedule of Purchasers with respect to the Purchasers.

If to the Company:

KALA BIO, Inc.
1167 Massachusetts Avenue
Arlington, Massachusetts 02476
Attention: Chief Executive Officer

E-mail: [**]

with copies (which shall not constitute notice) to:

Wilmer Cutler Pickering Hale and Dorr LLP
60 State Street
Boston, Massachusetts 02109
Attention: Stuart M. Falber

Scott Lunin

E-mail: stuart.falber@wilmerhale.com

 scott.lunin@wilmerhale.com

or at such other address as the Company or each Purchaser may specify by written notice to the other parties hereto in accordance with this Section 13.02.

13.03            Cumulative Remedies. None of the rights, powers or remedies conferred upon the Purchasers on the one hand or the Company on the other hand shall be mutually exclusive, and each such right, power or remedy shall be cumulative and in addition to every other right, power or remedy, whether conferred by this Agreement or now or hereafter available at law, in equity, by statute or otherwise.

13.04            Successors and Assigns. All the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective parties hereto, the successors and permitted assigns of each Purchaser and the successors of the Company, whether so expressed or not. None of the parties hereto may assign its rights or obligations hereof without the prior written consent of the Company, except that a Purchaser may, without the prior consent of the Company, assign its rights to purchase the Securities hereunder to any of its Affiliates (provided each such Affiliate agrees to be bound by the terms of this Agreement and makes the same representations and warranties set forth in Section 4 hereof). This Agreement shall not inure to the benefit of or be enforceable by any other person.

13.05            Headings. The headings of the Sections and paragraphs of this Agreement have been inserted for convenience of reference only and do not constitute a part of this Agreement.

13.06            Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to its conflict of law principles. Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby may be brought in any federal or state court located in the City of New York and State of New York, and each of the parties hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court.

13.07            Survival. The representations and warranties of the Purchasers and the Company contained in Sections 4 and 5, respectively, and the agreements and covenants set forth in Sections 6, 8, 12 and 13 shall survive the Closing in accordance with their respective terms. Each Purchaser shall be responsible only for its own representations, warranties, agreements and covenants hereunder.

13.08            Counterparts; Effectiveness. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, with the same effect as if all parties had signed the same document. All such counterparts (including counterparts delivered by facsimile or other electronic format) shall be deemed an original, shall be construed together and shall constitute one and the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto.

13.09            Entire Agreement. This Agreement contains the entire agreement among the parties hereto with respect to the subject matter hereof and, except as set forth below, this agreement supersedes and replaces all other prior agreements, written or oral, among the parties hereto with respect to the subject matter hereof. Notwithstanding the foregoing or anything to the contrary in this Agreement, this Agreement shall not supersede (i) the 2022 Securities Purchase Agreement and (ii) any confidentiality or other non-disclosure agreements that may be in place between the Company and any Purchaser.

13.10            Severability. If any provision of this Agreement shall be found by any court of competent jurisdiction to be invalid or unenforceable, the parties hereby waive such provision to the extent that it is found to be invalid or unenforceable. Such provision shall, to the maximum extent allowable by law, be modified by such court so that it becomes enforceable, and, as modified, shall be enforced as any other provision hereof, all the other provisions hereof continuing in full force and effect.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Securities Purchase Agreement to be duly executed as of the Effective Date.

KALA BIO, INC.

By:	/s/ Mark Iwicki
Name:	Mark Iwicki
Title:	Chief Executive Officer

[Signature page to Securities Purchase Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Securities Purchase Agreement to be duly executed as of the Effective Date.

667, L.P.

By:	BAKER BROS. ADVISORS LP, management company and investment adviser to 667, L.P., pursuant to authority granted to it by Baker Biotech Capital, L.P., general partner to 667, L.P., and not as the general partner

By:	/s/ Scott Lessing
Name:	Scott Lessing
Title:	President

BAKER BROTHERS LIFE SCIENCES, L.P.

By:	BAKER BROS. ADVISORS LP, management company and investment adviser to BAKER BROTHERS LIFE SCIENCES, L.P., pursuant to authority granted to it by Baker Brothers Life Sciences Capital, L.P., general partner to BAKER BROTHERS LIFE SCIENCES, L.P., and not as the general partner

By:	/s/ Scott Lessing
Name:	Scott Lessing
Title:	President

[Signature page to Securities Purchase Agreement]

SCHEDULE OF PURCHASERS

Name and Address	Aggregate Purchase Price	Number of Shares of Series F Preferred Stock
667, L.P. c/o Baker Brothers Investments 860 Washington St, 3rd Floor New York, NY 10014 Attention: Scott Lessing, President Paul Friedman, General Counsel	$197,387.00	289

BAKER BROTHERS LIFE SCIENCES, L.P. c/o Baker Brothers Investments 860 Washington St, 3rd Floor New York, NY 10014 Attention: Scott Lessing, President Paul Friedman, General Counsel	$1,802,437.00	2,639
Total:	$1,999,824.00	2,928

Exhibit A

CERTIFICATE OF DESIGNATIONS

CERTIFICATE OF DESIGNATIONS, PREFERENCES

AND RIGHTS OF

SERIES F CONVERTIBLE NON-REDEEMABLE PREFERRED STOCK

OF

KALA BIO, INC.

(Pursuant to Section 151 of the

Delaware General Corporation Law)

KALA BIO, INC., a Delaware corporation (the “Corporation”), in accordance with the provisions of Section 103 of the Delaware General Corporation Law (the “DGCL”) does hereby certify that, in accordance with Sections 151 of the DGCL, the following resolution was duly adopted by the Board of Directors of the Corporation (the “Board of Directors”) on December  , 2023:

RESOLVED, pursuant to authority expressly set forth in the Restated Certificate of Incorporation of the Corporation, as amended (the “Certificate of Incorporation”), the issuance of a series of Preferred Stock, par value $0.001 per share (the “Preferred Stock”) designated as the Series F Convertible Non-Redeemable Preferred Stock, par value $0.001 per share, of the Corporation is hereby authorized and the number of shares, powers, designations, preferences and relative, participating, optional or other special rights of, and the qualifications, limitations or restrictions upon, the Series F Convertible Non-Redeemable Preferred Stock (in addition to any provisions set forth in the Certificate of Incorporation that are applicable to the Preferred Stock of all classes and series) are hereby fixed, and the Certificate of Designation, Preferences and Rights of Series F Convertible Non-Redeemable Preferred Stock (“Certificate of Designations”) is hereby approved as follows:

SECTION 1 Designation of Amount.

(a) 2,928 shares of Preferred Stock shall be, and hereby are, designated the “Series F Convertible Non-Redeemable Preferred Stock” (the “Series F Preferred Stock”), par value $0.001 per share.

(b) Subject to the requirements of the DGCL, the Certificate of Incorporation and this Certificate of Designations, the number of shares of Preferred Stock that are designated as Series F Preferred Stock may be increased or decreased by vote of the Board of Directors; provided, that no decrease shall reduce the number of shares of Series F Preferred Stock to a number less than the number of such shares then outstanding. Any shares of Series F Preferred Stock converted, redeemed, purchased or otherwise acquired by the Corporation in any manner whatsoever shall, automatically and without further action, be retired and canceled promptly after the acquisition thereof, and shall become authorized but unissued shares of Preferred Stock and may not be reissued as shares of Series F Preferred Stock when the Corporation shall take such action as may be necessary to reduce the number of authorized shares of the Series F Preferred Stock and may be reissued as part of a new series of any class or series of Preferred Stock in accordance with the Certificate of Incorporation.

SECTION 2 Certain Definitions.

Unless the context otherwise requires, the terms defined in this Section 2 shall have, for all purposes of this resolution, the meanings specified (with terms defined in the singular having comparable meanings when used in the plural).

“Affiliate” means any person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a person, as such terms are used in and construed under Rule 405 under the Securities Act.

“Attribution Parties” shall have the meaning set forth in Section 6(c).

“Beneficial Ownership Limitation” shall have the meaning set forth in Section 6(c).

“Board of Directors” shall have the meaning set forth in the preamble to this Certificate of Designations.

“Business Day” shall mean any day other than Saturday, Sunday or other day on which commercial banks in the City of New York are authorized or required by law to remain closed.

“Bylaws” shall mean the Third Amended and Restated By-Laws of the Corporation, as amended from time to time.

“Certificate of Incorporation” shall have the meaning set forth in the preamble to this Certificate of Designations.

“Common Stock” shall mean the common stock, par value $0.001 per share, of the Corporation.

“Conversion Notice” shall have the meaning set forth in Section 6(e).

“Conversion Price” shall mean $6.83, subject to adjustment from time to time in accordance with Section 6(d).

“Conversion Time” shall have the meaning set forth in Section 6(e).

“Corporation” shall have the meaning set forth in the preamble to this Certificate of Designations.

“DGCL” shall have the meaning set forth in the preamble to this Certificate of Designations.

“Exchange Act” shall have the meaning set forth in Section 6(c).

“Holder” means any holder of Series F Preferred Stock, all of such holders being the “Holders.”

“Junior Securities” shall have the meaning set forth in Section 5(a).

“Parity Securities” shall have the meaning set forth in Section 5(a).

“Participating Dividends” shall have the meaning set forth in Section 4.

“Permitted Exchange” means any of The New York Stock Exchange, The Nasdaq Global Select Market, The Nasdaq Global Market, The Nasdaq Capital Market (or any of their respective successors).

“person” shall mean any individual, partnership, company, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or agency or political subdivision thereof, or other entity.

“Preferred Stock” shall have the meaning set forth in the preamble to this Certificate of Designations.

“Reported Outstanding Share Number” shall have the meaning set forth in Section 6(c).

“Requisite Holders” shall mean the holders of at least a majority of the then outstanding shares of Series F Preferred Stock.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Senior Securities” shall have the meaning set forth in Section 5(a).

“Series F Preferred Stock” shall have the meaning set forth in Section 1(a).

“Stated Value” shall mean the per share stated value for a share of Series F Preferred Stock of $683.00, subject to adjustment in the event of any stock dividend, stock split, combination, reorganization, recapitalization, reclassification, or other similar event with respect to the Series F Preferred Stock.

SECTION 3 Voting Rights.

The Series F Preferred Stock is non-voting stock. Except as otherwise provided by the DGCL, other applicable law or as provided in this Certificate of Designations, the holders of Series F Preferred Stock shall not be entitled to vote (or render written consents) on any matter submitted for a vote of (or written consents in lieu of a vote as permitted by the DGCL, the Certificate of Incorporation and the Bylaws) holders of Common Stock.

SECTION 4 Dividends.

If the Board of Directors shall declare a dividend or other distribution payable upon the then outstanding shares of Common Stock, whether in cash, in kind or in other securities or property (other than dividends payable in shares of Common Stock), the holders of the outstanding shares of Series F Preferred Stock shall be entitled to the amount of dividends as would be payable in respect of the number of shares of Common Stock into which the shares of Series F Preferred Stock held by each holder thereof could be converted, without regard to any restrictions on conversion (including the Beneficial Ownership Limitation), in accordance with the provisions of Section 6 hereof, such number to be determined as of the record date for determination of holders of Common Stock entitled to receive such dividend or, if no such record date is established, as of the date of such dividend (“Participating Dividends”). Participating Dividends are payable at the same time as and when dividends on the Common Stock are paid to the holders of Common Stock and the holders of Series E Convertible Non-Redeemable Preferred Stock, $0.001 par value per share (the “Series E Preferred Stock”).

SECTION 5 Liquidation Preference.

(a) Ranking. The Series F Preferred Stock shall rank (i) senior to all of the Common Stock; (ii) senior to any class or series of capital stock of the Corporation hereafter created specifically ranking by its terms junior to any Series F Preferred Stock (“Junior Securities”); (iii) on parity with the Series E Preferred Stock and any other class or series of capital stock of the Corporation hereafter created specifically ranking by its terms on parity with the Series F Preferred Stock (“Parity Securities”); and (iv) junior to any class or series of capital stock of the Corporation hereafter created specifically ranking by its terms senior to any Series F Preferred Stock (“Senior Securities”), in each case, as to distributions of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntarily or involuntarily (each, a “Dissolution”).

(b) Distribution to Series F Preferred Stock and Parity Securities. Subject to the prior and superior rights of the holders of any Senior Securities of the Corporation, upon a Dissolution, each Holder shall be entitled to receive, prior and in preference to any distributions of any of the assets or surplus funds of the Corporation to the holders of the Common Stock and Junior Securities and pari passu with any distribution to the holders of Parity Securities, an amount per share of Series F Preferred Stock held by such Holder equal to the greater of (i) the Stated Value, plus any dividends declared but unpaid on such share of Series F Preferred Stock, or (ii) such amount per share as would have been payable had all shares of Series F Preferred Stock been converted into Common Stock pursuant to Section 6 (without regard to any restrictions on conversion (including the Beneficial Ownership Limitation)) immediately prior to such Dissolution. If, upon any such Dissolution, the assets of the Corporation shall be insufficient to pay the holders of shares of the Series F Preferred Stock the amount required under the preceding sentence, the holders of Series F Preferred Stock and the holders of shares of Parity Securities shall share in any distribution of the assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares of Series F Preferred Stock and Parity Securities held by them upon such distribution if all amounts payable on or with respect to such shares of Series F Preferred Stock and Parity Securities were paid in full. For the avoidance of any doubt, but without limiting the foregoing, neither a change in control of the Corporation, the merger or consolidation of the Corporation with or into any other entity, nor the sale, lease, exchange or other disposition of all or substantially all of the Corporation’s assets shall, in and of itself, be deemed to constitute a Dissolution.

SECTION 6 Conversion Rights.

(a) General. Subject to and upon compliance with the provisions of this Section 6, each Holder shall be entitled, at its option, at any time and from time to time, to convert all or any such shares of Series F Preferred Stock into the number of fully paid and nonassessable shares of Common Stock equal to the number obtained by dividing (i) the Stated Value of such Series F Preferred Stock by (ii) the Conversion Price in effect at the Conversion Time (determined as provided in this Section 6).

(b) Fractions of Shares. Fractional shares of Common Stock may not be issued in connection with any conversion of the Series F Preferred Stock. As to any fraction of a share which a Holder would otherwise be entitled to receive upon such conversion, the Corporation shall pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the Conversion Price.

(c) Conversion Limitations. Notwithstanding anything to the contrary contained herein, the Corporation shall not effect any conversion of the Series F Preferred Stock, and no Holder of the Series F Preferred Stock shall have the right to convert any portion of the Series F Preferred Stock, and any such conversion shall be null and void ab initio and treated as if the conversion had not been made, to the extent that immediately prior to or following such conversion, the Holder, together with the Attribution Parties, beneficially owns or would beneficially own as determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules and regulations promulgated thereunder, in excess of 9.99% (the “Beneficial Ownership Limitation”) of the Corporation’s Common Stock that would be issued and outstanding following such conversion. For purposes of calculating beneficial ownership for determining whether the Beneficial Ownership Limitation is or will be exceeded, the aggregate number of shares of Common Stock held and/or beneficially owned by the Holder together with the Attribution Parties, shall include the number of shares of Common Stock held and/or beneficially owned by the Holder together with the Attribution Parties plus the number of shares of Common Stock issuable upon conversion of the Series F Preferred Stock and upon the conversion of any other convertible securities of the Corporation with respect to which the determination is being made but shall exclude the number of shares of Common Stock which would be issuable upon (i) conversion of the remaining, unconverted shares of Series F Preferred Stock held and/or beneficially owned by the Holder or the Attribution Parties and (ii) exercise or conversion of the unexercised or unconverted portion of any other securities of the Corporation held and/or beneficially owned by such Holder or any Attribution Party (including, without limitation, any convertible notes, convertible stock or warrants), in each case, that are subject to a limitation on conversion or exercise analogous to the limitation contained herein. It is being acknowledged by each Holder that the Corporation is not representing to the Holder that the calculation of such Holder’s beneficial ownership is in compliance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder and that each Holder is solely responsible for any schedules required to be filed in accordance therewith. For purposes of this Section 6(c), in determining the number of outstanding shares of Common Stock, a Holder of the Series F Preferred Stock may rely on the number of outstanding shares of Common Stock as reflected in (i) the Corporation’s most recent Annual Report on Form 10-K, Quarterly Report on Form 10-Q, Current Report on Form 8-K or other public filing with the Securities and Exchange Commission, as the case may be, (ii) a more recent public announcement by the Corporation or (iii) a more recent notice by the Corporation or the Corporation’s transfer agent setting forth the number of shares of Common Stock outstanding (such issued and outstanding shares, the “Reported Outstanding Share Number”). For any reason at any time, upon the written or oral request of a Holder, the Corporation shall within two (2) Business Days confirm orally and in writing or by electronic mail to the Holder the number of shares of Common Stock then outstanding. The Holder shall disclose to the Corporation the number of shares of Common Stock that it, together with the Attribution Parties, holds and/or beneficially owns and has the right to acquire through the exercise of derivative securities and any limitations on exercise or conversion analogous to the limitation contained herein contemporaneously or immediately prior to submitting a Conversion Notice for the relevant number of shares of Series F Preferred Stock. If the Corporation receives a Conversion Notice from a Holder at a time when the actual number of outstanding shares of Common Stock is less than the Reported Outstanding Share Number, the Corporation shall notify the Holder in writing of the number of shares of Common Stock then outstanding and, to the extent that such Conversion Notice would otherwise cause the Holder’s, together with the Attribution Parties’, beneficial ownership, as determined pursuant to this Section 6(c), to exceed the Beneficial Ownership Limitation, the Holder must notify the Corporation of a reduced number of conversion shares to be issued pursuant to such Conversion Notice. To the extent that the limitation contained in this Section 6(c) applies, the Corporation shall be entitled to rely on representations made to it by the Holder with respect to the beneficial ownership of the Holder, together with the Attribution Parties, and the Corporation shall have no obligation to verify or confirm the accuracy of such representations. By written notice to the Corporation, a Holder of the Series F Preferred Stock may from time to time increase or decrease the Beneficial Ownership Limitation to any other percentage not in excess of 19.99% specified in such notice; provided that (i) any increase in the Beneficial Ownership Limitation will not be effective until the sixty-first (61st) day after such notice is delivered to the Corporation, (ii) any such increase or decrease shall not negatively affect any partial conversion effected prior to the effectiveness of such increase or decrease and (iii) any such increase or decrease will apply only to the Holder submitting the written notice and not to any other Holder of Series F Preferred Stock. For purposes of this Section 6(c), the term “Attribution Parties” means, collectively, the following persons and entities: (i) any direct or indirect Affiliates of the Holder, (ii) any Person acting or who could be deemed to be acting as a Section 13(d) “group” together with the Holder or any Attribution Parties and (iii) any other persons whose beneficial ownership of the Corporation’s Common Stock would or could be aggregated with the Holder’s and/or any other Attribution Parties for purposes of Section 13(d) or Section 16 of the Exchange Act. For clarity, the purpose of the foregoing is to subject collectively the Holder and all other Attribution Parties to the Beneficial Ownership Limitation. In accordance with the applicable listing standards, the restrictions set forth in this Section 6(c) will apply at any time when the Series F Preferred Stock is outstanding, regardless of whether the Corporation then has a class of securities listed on a Permitted Exchange. The provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 6 to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended Beneficial Ownership Limitation herein contained or to make changes or supplements necessary or desirable to properly give effect to such limitation.

(d) Adjustments to Conversion Price.

(i) Upon Subdivisions. If, at any time after the date the first share of Series F Preferred Stock was issued, the number of shares of Common Stock outstanding is increased by a subdivision of shares of Common Stock, then, following the record date for the determination of holders of Common Stock affected by such subdivision, the Conversion Price in effect immediately before such subdivision shall be proportionately decreased so that the number of shares of Common Stock issuable on conversion of Series F Preferred Stock shall be increased in proportion to such increase in outstanding shares of Common Stock.

(ii) Upon Combinations. If, at any time after the date the first share of Series F Preferred Stock was issued, the number of shares of Common Stock outstanding is decreased by a combination of the outstanding shares of Common Stock into a smaller number of shares of Common Stock, then, following the record date to determine shares affected by such combination, the Conversion Price in effect immediately before such combination shall be proportionately increased so that the number of shares of Common Stock issuable on conversion of each share of Series F Preferred Stock shall be decreased in proportion to such decrease in outstanding shares of Common Stock.

(iii) Stock Dividends. If, at any time after the date the first share of Series F Preferred Stock was issued, the Corporation shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable on the Common Stock in additional shares of Common Stock, then and in each such event the Conversion Price in effect immediately before such event shall be decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying the Conversion Price then in effect by a fraction: (1) the numerator of which shall be the total number of shares of Common Stock outstanding immediately prior to the time of such issuance or the close of business on such record date, and (2) the denominator of which shall be the total number of shares of Common Stock outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution. Notwithstanding the foregoing, (a) if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter the Conversion Price shall be adjusted pursuant to this Section 6(d)(iii) as of the time of actual payment of such dividends or distributions; and (b) no such adjustment shall be made if the holders of Series F Preferred Stock simultaneously receive a dividend or other distribution of shares of Common Stock in a number equal to the number of shares of Common Stock as they would have received if all outstanding shares of Series F Preferred Stock had been converted into Common Stock on the date of such event.

(iv) Reorganization, Reclassification, Merger or Consolidation. If at any time or from time to time there shall be a reorganization, recapitalization, reclassification, merger or consolidation involving the Corporation in which the Common Stock is converted into or exchanged for securities, cash or property (other than a subdivision or combination provided for elsewhere in this Section 6), then, as a part of such reorganization, recapitalization, reclassification, merger, or consolidation, provision shall be made so that holders of Series F Preferred Stock shall thereafter be entitled to receive upon conversion of the Series F Preferred Stock, the kind and amount of shares of stock, cash or other property to which such holder would have been entitled if such holder had converted its shares of Series F Preferred Stock immediately prior to such reorganization, recapitalization, reclassification, merger or consolidation. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 6 with respect to the rights of the holders of the Series F Preferred Stock after the reorganization, recapitalization, reclassification, merger or consolidation, to the end that the provisions of this Section 6 (including provisions with respect to changes in and other adjustments of the Conversion Price then in effect for the Series F Preferred Stock) shall be applicable after that event in as nearly equivalent a manner as may be practicable.

(e) Exercise of Conversion Privilege. In order to exercise the conversion privilege, the holder of any share of Series F Preferred Stock shall, (i) provide written notice (a “Conversion Notice”) to the Corporation at any office or agency of the Corporation maintained for such purpose, that the Holder elects to convert all such shares of Series F Preferred Stock or, if less than the entire amount thereof is to be converted, the portion thereof to be converted and (ii) if such Holder’s shares are certificated, surrender the certificate evidencing such share of Series F Preferred Stock, duly endorsed or assigned to the Corporation in blank, at such office or agency. The Conversion Notice shall state such Holder’s name or the names of the nominees in which such Holder wishes the shares of Common Stock to be issued. Series F Preferred Stock shall be deemed to have been converted immediately prior to the close of business on the date of surrender of such shares of Series F Preferred Stock for conversion in accordance with the foregoing provisions (the “Conversion Time”), and the shares of Common Stock issuable upon conversion of the specified shares shall be deemed to be outstanding of record as of such Conversion Time. As promptly as practicable on or after the Conversion Time, the Corporation shall (i) issue and shall deliver a certificate or certificates for the number of full shares of Common Stock issuable upon conversion (or a notice of such issuance if uncertificated shares are issued) and (ii) pay all declared but unpaid dividends on the shares of Series F Preferred Stock converted. In the case of any certificate evidencing shares of Series F Preferred Stock that is converted in part only, upon such conversion the Corporation shall also execute and deliver a new certificate evidencing the number of shares of Series F Preferred Stock that are not converted (or a notice of such issuance if uncertificated shares are issued).

(f) Effect of Conversion. All shares of Series F Preferred Stock which shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares shall immediately cease and terminate at the Conversion Time, except only the right of the Holders thereof to receive shares of Common Stock in exchange therefor and to receive payment of any dividends declared but unpaid thereon.

(g) Notice of Adjustment of Conversion Price. Whenever the provisions of Section 6(d) require that the Conversion Price be adjusted as herein provided, the Corporation shall compute the adjusted Conversion Price in accordance with Section 6(d) and shall prepare a certificate signed by the Corporation’s chief executive officer or chief financial officer setting forth the adjusted Conversion Price and showing in reasonable detail the facts upon which such adjustment is based, and such certificate shall forthwith be filed at each office or agency maintained for such purpose for conversion of shares of Series F Preferred Stock and mailed by the Corporation at its expense to all holders of Series F Preferred Stock at their last addresses as they shall appear in the stock register.

(h) Corporation to Reserve Common Stock. The Corporation shall at all times reserve and keep available, free from preemptive rights, out of the authorized but unissued Common Stock or out of the Common Stock held in treasury, for the purpose of effecting the conversion of Series F Preferred Stock, the full number of shares of Common Stock issuable upon the conversion of all outstanding shares of Series F Preferred Stock. Before taking any action that would cause an adjustment reducing the Conversion Price below the then par value (if any) of the shares of Common Stock deliverable upon conversion of the Series F Preferred Stock, the Corporation will take any corporate action that, in the opinion of its counsel, is necessary in order that the Corporation may validly and legally issue fully paid and non-assessable shares of Common Stock at such adjusted Conversion Price.

(i) Taxes on Conversions. The Corporation will pay any and all original issuance, transfer, stamp and other similar taxes that may be payable in respect of the issue or delivery of shares of Common Stock on conversion of Series F Preferred Stock pursuant hereto. The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issue and delivery of shares of Common Stock in a name other than that of the holder of the share(s) of Series F Preferred Stock to be converted (nor shall the Corporation be responsible for any other taxes payable by the holders of the Series F Preferred Stock), and no such issue or delivery shall be made unless and until the person requesting such issue has paid to the Corporation the amount of any such tax or has established to the satisfaction of the Corporation that such tax has been paid.

SECTION 7 Waiver. Notwithstanding anything to the contrary herein, any provisions of this Certificate of Designation may be waived on behalf of all of the holders of Series F Preferred Stock by the affirmative written consent or vote of the Requisite Holders.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designations, Preferences and Rights to be duly executed by its Chief Executive Officer, this ___ day of December 2023.

By:
	Name:	Mark Iwicki
	Title:	Chief Executive Officer

A-8